Page 1 of 5 Pages
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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                            -----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1)


                                Forcenergy Inc.
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                                (Name of Issuer)


                     Common stock, par value $.01 per share
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                         (Title of Class of Securities)


                                   345206205
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                                 (CUSIP Number)


                               December 31, 2000
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            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ] Rule 13d-1(b)

     [X[ Rule 13d-1(c)

     [_] Rule 13d-1(d)

--------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 345206205                     13G                    Page 2 of 5 Pages
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   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Banco Santander Central Hispano, S.A.
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   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [X]
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   3.    SEC USE ONLY

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   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Spain
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                         5.     SOLE VOTING POWER
      NUMBER OF                 None (at December 31, 2000)
        SHARES           -------------------------------------------------------
     BENEFICIALLY        6.     SHARED VOTING POWER
       OWNED BY                 None
         EACH            -------------------------------------------------------
      REPORTING          7.     SOLE DISPOSITIVE POWER
     PERSON WITH                None (at December 31, 2000)
                        --------------------------------------------------------
                        8.     SHARED DISPOSITIVE POWER
                               None
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   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         None (at December 31, 2000)
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  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               [ ]
         CERTAIN SHARES*

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  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0% (at December 31, 2000)
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   12.    TYPE OF REPORTING PERSON*

         HC
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


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Item 1(a). Name of Issuer:

     Forcenergy Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:

     2730 S.W. 3rd Avenue
     Suite 800
     Miami, FL  33129-2356

Item 2(a). Name of Person Filing:

     Banco Santander Central Hispano, S.A. ("BSCH")

Item 2(b). Address of Principal Business Office or, if None, Residence:

     Plaza de Canalejas, 1
     28014 Madrid
     Spain

Item 2(c). Citizenship:

     BSCH is a foreign banking organization organized under the laws of Spain.

Item 2(d). Title of Class of Securities:

     Common stock, par value $.01 per share

Item 2(e). CUSIP Number:

     345206205

Item 3. Not applicable because this statement is filed pursuant to Rule
        13d-1(c).

Item 4. Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of issuer identified in Item 1.

     (a)  Amount beneficially owned: none

     (b)  Percent of class: 0%

     (c)  Number of shares as to which such person has:

           (i)  Sole power to vote or to direct the vote: none

          (ii)  Shared power to vote or to direct the vote: none

         (iii)  Sole power to dispose or to direct the disposition of: none

          (iv)  Shared power to dispose or to direct the disposition of: none



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Item 5. Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |X|

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8. Identification and Classification of Members of the Group.

     Not applicable.

Item 9. Notice of Dissolution of Group.

     Not applicable.

Item 10. Certifications.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       /s/ Rodolfo Icaza
                                               ---------------------------------
                     February 14, 2001                   Rodolfo Icaza
                                               Chief Operating Officer, New York




     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).